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                                                                       Exhibit 7


                                                                  April 12, 1999



Liberty Media Corporation
8101 East Prentice Avenue
Suite 500
Englewood, CO 80111
Attention: David J. A. Flowers
              Vice President

Dear Sir:

         In connection with the evaluation by Liberty Media Corporation ("Liberty") of the possible acquisition of assets or securities owned by, or other possible transactions involving, On Command Corporation (the "Company"), you have requested certain Confidential Information (as defined in Section 4 hereof) relating to the businesses of the Company or its subsidiaries, which Confidential Information has been, is being and will be furnished to you or your affiliates or Representatives (as defined in Section 1 hereof) by the Company or its subsidiaries or Representatives. In this Agreement, "you" and "your" refers to Liberty, together with each of your affiliates to which you provide Confidential Information.

         As a condition to furnishing you such information, you agree as follows:

         1. Nondisclosure of Confidential Information. The Confidential Information shall not be used other than for the purpose described above, shall be kept confidential by you and your officers, employees, counsel, accountants, agents, advisors and other representatives (collectively, "Representatives"), and specifically shall not be disclosed by you or your Representatives to any third parties, except that any of the Confidential Information may be disclosed to your Representatives, but only to the extent such Representatives need to know the Confidential Information for the purpose described above. It is understood (i) that each such Representative shall be informed by you of the confidential nature of the Confidential Information and the requirement that it not be used other than for the purpose described above, (ii) that each such Representative shall be required to agree to and be bound by the terms of this Agreement as a condition to receiving the Confidential Information and (iii) that, in any event, you shall be responsible for any breach of this Agreement by any of your
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Liberty Media Corporation
April 12, 1999
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Representatives. You will not disclose the Confidential Information other than as permitted hereby, and you will use the same care in keeping confidential the Confidential Information as you would in safeguarding your own information, but in no event less than reasonable care. The term "person" as used in this Agreement shall be broadly interpreted to include, without limitation, any corporation, company, partnership, entity, individual or group.

         2. Notice Preceding Compelled Disclosure. If you or your Representatives are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or otherwise) to disclose any Confidential Information, you will promptly notify the Company of such request or requirement so that the Company may seek an appropriate protective order or waive compliance by you with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, you or your Representatives are compelled, in the opinion of your counsel, to disclose the Confidential Information, you may disclose only such of the Confidential Information to the party requiring disclosure as is required by law or other regulatory requirement pursuant to such opinion and will request that the party to whom the Confidential Information is furnished agree in writing that the Confidential Information be kept confidential by that party and its Representatives or, in the case of disclosure to a governmental agency or court, will request that the Confidential Information be accorded confidential treatment for reasons of personal or business privacy under the Freedom of Information Act, as amended, other applicable governing law or in equity. In any event, you will cooperate with the Company if it chooses to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

         3. Purchase or Sale of Securities. You hereby acknowledge that you are aware (and that your Representatives who are made aware of this matter have been or will be advised) that the U.S. securities laws restrict persons with material non-public information concerning a company obtained directly or indirectly from that company from purchasing or selling securities of that company or its affiliates, or from communicating such information to any other person under any circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

         4. Definition of "Confidential Information". As used herein, "Confidential Information" means all information (whether communicated in written form, orally, electronically or otherwise) that is or has been furnished to you or your Representatives by the Company which concerns the Company, its controlled
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Liberty Media Corporation
April 12, 1999
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affiliates or their respective assets, businesses and employees and which is either confidential, proprietary or otherwise not generally available to the public. Any information furnished to you by us, our affiliates or our Representatives shall be deemed for the purposes of this Agreement furnished by us. Notwithstanding the foregoing, the following will not constitute Confidential Information for purposes of this Agreement: (a) information which is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives not otherwise permitted by this Agreement; (b) information which was already known to you on a nonconfidential basis (except for Confidential Information provided to you by the Company or any of its affiliates or Representatives prior to the date hereof, if any); or (c) information which becomes available to you on a nonconfidential basis from a source other than the Company if you have no knowledge, after reasonable inquiry, that such source was subject to a prohibition against transmitting the information to you.

         5. Return of Information. The written Confidential Information, including any Confidential Information that may be found in analyses, compilations, studies or other documents prepared by or for you, will be returned by you to the Company promptly upon the request of the Company, and no copies shall be retained by you or your Representatives. For purposes of this Agreement, "written" Confidential Information shall include, without limitation, information contained in printed, electronic, magnetic or other tangible media, or in information storage and retrieval systems. That portion of the Confidential Information consisting of oral Confidential Information and written Confidential Information not so requested to be returned will be held by you and kept subject to the terms of this Agreement, or destroyed. The performance by Liberty of its obligations under this paragraph 5 shall not relieve or otherwise release Liberty from any of its other obligations under this Agreement.

         6. No Other Rights. Nothing contained in this Agreement shall be construed as (i) requiring the Company to disclose, or you to accept, any particular information, or (ii) granting to you a license, either express or implied, under any patent, copyright, trade secret or other intellectual property rights now or hereafter owned, obtained or licensed by the Company. You understand and acknowledge that any and all information being provided to you is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of such information on the part of the Company or any its affiliates or Representatives. You agree that none of the Company nor any of its affiliates or Representatives shall have any liability to you or your affiliates or Representatives by reason of the disclosure of any such information, or the entering into of this Agreement.
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Liberty Media Corporation
April 12, 1999
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         7. Nondisclosure of Discussions. Without the prior consent of the
Company, you will not, and will direct your Representatives not to, disclose to any person either the fact that the Confidential Information is being made available to you by the Company or that you have inspected any portion of the Confidential Information provided to you by the Company, the fact that discussions involving the Company with respect to the above purpose are taking place or other facts with respect to the Company's involvement, if any, in these discussions, including the status thereof.

         8. No Waiver. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any right, power or privilege hereunder. Neither the waiver by the Company of a breach of or default under any provisions of this Agreement, nor the failure of the Company, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of such provisions, rights or privileges hereunder.

         9. Remedies, Expenses, Jurisdiction, Governing Law. The parties agree that any breach or threatened breach of this Agreement will cause the Company irreparable harm, money damages would not be a sufficient remedy therefor, and the Company shall be entitled to specific performance and injunctive relief as remedies for any such breach, without the necessity of proving actual damages and without posting a bond or other security. Such remedies shall not be deemed to be the exclusive remedies for a breach but shall be in addition to all other remedies at law or in equity. In the event a court of competent jurisdiction determines in a final non-appealable order that this Agreement has or may be breached by you or your Representatives, then you will reimburse the Company for its costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with such litigation. You consent to personal jurisdiction in any court, federal or state, withing the State of Colorado having subject matter jurisdiction arising under this Agreement. This Agreement shall be governed and construed in accordance with the internal laws of the State of Colorado, without regard to the choice or conflicts of law doctrine thereof.

         10. Invalidity; Unenforceability; Entire Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full
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Liberty Media Corporation
April 12, 1999
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force and effect. If any provisions of this Agreement shall be found to be invalid or unenforceable by reason of its extent, duration, scope or otherwise, then the parties contemplate that the court making such determination shall enforce the remaining provisions of this Agreement, shall reduce such extent, duration, scope or other provision and shall enforce them in their reduced form for all purposes contemplated by this Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings in respect thereof, and shall not be modified except by a written instrument signed by authorized representatives of the parties on or after the date hereof.

         11. Contact with and Solicitation of Employees. You agree not to contact any employee of the Company or its affiliates regarding the transactions discussed above or the Confidential Information without the prior approval of the Company's chief executive officer, president and chief operating officer or acting general counsel or their respective designees. You and your Representatives agree that for a period of one year from the date of this Agreement you and your Representatives will not solicit for employment any of the current employees of the Company or its controlled affiliates so long as they are employed by the Company without the prior written consent of the Company. A general advertisement by you or your affiliates for solicitation of employees shall not constitute a solicitation under this Agreement.

         12. Termination. This Agreement will terminate one year from the date first written above. You agree, however, to treat the Confidential Information as confidential to the extent required by this Agreement for a period of two years from the date of receipt thereof.

         If the foregoing is acceptable, please sign and return the enclosed copy of this letter.


                                            ON COMMAND CORPORATION


                                            By: /s/ ARTHUR M. AARON
                                                --------------------------------
                                                Name:
                                                Title:




ACCEPTED AND AGREED
LIBERTY MEDIA CORPORATION


By: /s/ DAVID FLOWERS
    --------------------------------
    Name:
    Title: